UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2007

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

20245 SW 95th Avenue
Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:
No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOJECT MEDICAL TECHNOLOGIES INC.

FORM 8-K

INDEX

Item	Description

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Signatures

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)          Appointment of Mr. Jerald S. Cobbs as Interim CEO and President

Effective March 8, 2007, the Board of Directors of Bioject Medical Technologies, Inc. (“Bioject”) appointed Mr. Jerald S. Cobbs, age 55, as Interim Chief Executive Officer and President. Mr. Cobbs has served as Bioject’s Chairman of the Board since October 2006 and, prior to that, served as a director since March 2006. There are no family relationships between Mr. Cobbs and any other officer or Director of Bioject.

Mr. Cobbs has been a Managing Director of LOF Partners, LLC (“LOF”), an investment management fund, since 2001. Mr. Cobbs has more than twenty five years experience in the health sciences and biotechnology industries. He presently serves on the board of directors of Cedarburg Pharmaceuticals. He is a board observer to Optiscan Biomedical Corporation and Functional Genetics, Inc. Mr. Cobbs previously served as the Assistant Director of Technology Development at the University of Texas – M.D. Anderson Cancer Center, in the Houston Medical Center. During his tenure at M.D. Anderson, he helped form two molecular therapy companies: Introgen Therapeutics (Nasdaq: INGN), a pioneer in gene-based therapies for a variety of cancers based in Austin, Texas and Rgene Therapeutics, which was sold to Targeted Genetics, Inc. (Nasdaq: TGEN). Mr. Cobbs was also Chairman and Chief Executive Officer of Quantitative Diagnostic Laboratories, a cancer diagnostic and image analysis company based in Chicago, IL. Mr. Cobbs received his M.B.A. from the University of Houston.

In May 2006, LOF and several of its affiliates purchased $4.5 million of Bioject’s Series E preferred stock. Approximately $1.5 million of the purchase price was paid by the conversion of bridge notes issued by Bioject to LOF and several of its affiliates in March 2006. The 3,308,394 shares of our Series E preferred stock purchased by LOF and several of its affiliates are convertible into 3,308,394 shares of our common stock. The Series E preferred stock includes an 8% annual payment-in-kind dividend for 24 months.

In connection with the issuance of the bridge notes, Bioject issued warrants to LOF and several of its affiliates to purchase an aggregate of 656,934 shares of Bioject common stock at $1.37 per share . The warrants expire in September 2010.

Other than as described above, there were no reportable transactions between Mr. Cobbs and Bioject in the last completed fiscal year, which ended December 31, 2006, nor from the beginning of the current fiscal year, January 1, 2007, to date.

Creation of Executive Committee to Serve as COO

Effective March 8, 2007, the Board of Directors created an Executive Committee, which will serve the role of Bioject’s Chief Operating Officer. The Executive Committee is composed of Ms. Christine Farrell, age 47, and Mr. Richard R. Stout, M.D., age 54. Ms. Farrell also serves as Bioject’s Vice President of Finance and Mr. Stout was promoted, effective March 8, 2007, to serve as Bioject’s Executive Vice President and Chief Medical Officer. There are no family relationships between Ms. Farrell nor Mr. Stout and any other officer or director of Bioject.

Ms. Farrell joined Bioject in February 1997 as Assistant Controller. Ms. Farrell was promoted to Corporate Controller in September 1999 and to Vice President of Administration and Corporate Controller in July 2004. Effective May 3, 2006, Ms. Farrell assumed the Chief Financial Officer responsibilities and her title became Vice President of Finance. Prior to joining Bioject, Ms. Farrell held accounting and financial management positions with Spar-Tek Industries, a manufacturer of high quality and cutting edge technology for the plywood industry, and Action Machinery, a seller of new and used metalworking machine tools and equipment. Ms. Farrell holds a B.A. degree in Accounting from the University of Washington and a Masters of Management from Willamette University in Salem, Oregon.

Mr. Stout joined Bioject in April 1994 as Director of Clinical and Regulatory Affairs. He was promoted to Vice President of Clinical Affairs in December 1994 and to Executive Vice President and Chief Medical Officer in March 2007. From 1992 to 1993 he was the Director of Clinical and Regulatory Affairs at EndoVascular Instruments, Inc., a developer of surgical devices and methods for endarterectomy and intraluminal graft placement. Dr. Stout acted as the Manager of Tachycardia Clinical Studies at Telectronics Pacing Systems, an international medical device company involved in manufacturing and distributing cardiac pacemakers and implantable defibrillators, from 1990 to 1992. From 1987 to 1989, Dr. Stout was Director of Medical Programs at Biotronic Inc., also a manufacturer and distributor of implantable cardiac pacemakers.

There were no reportable transactions between Ms. Farrell nor Mr. Stout and Bioject in the last completed fiscal year, which ended December 31, 2006, nor from the beginning of the current fiscal year, January 1, 2007, to date.

(e)          On March 8, 2007, Ms. Christine Farrell and Mr. Rick Stout were each granted restricted stock units (“RSU”) for 50,000 shares of Bioject’s common stock. The RSUs vest as to 50% of the total shares on the first anniversary of the grant date and as to the remaining 50% on the second anniversary of the grant date. The closing price for Bioject’s common stock on March 8, 2007 was $1.22.  Accordingly, the fair value of each RSU grant was $61,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2007	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)